Exhibit 99.1

iBio Expands Cardiometabolic and Obesity Program with Anti-Myostatin Antibody Discovered Using its Proprietary Platform, In-Licensed from AstralBio

Building on the success of the anti-Myostatin program, iBio Launches New Program Featuring Myostatin + Activin A Bispecific Antibody Designed to Promote Weight Loss, Prevent Muscle Loss and Weight Regain, Potentially Enabling Less Frequent Dosing than Current Obesity Treatments

SAN DIEGO, January 2, 2025 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA: IBIO), an AI-driven innovator of precision antibody immunotherapies, today announced the expansion of its cardiometabolic and obesity treatment development program by in-licensing a potentially best-in-class long-acting anti-myostatin antibody from AstralBio, Inc. The antibody, now named IBIO-600, was identified by AstralBio using iBio’s proprietary technology stack and was designed for subcutaneous administration with the potential for an extended half-life.

Pursuant to the agreement, AstralBio will receive an upfront payment of $750,000, which iBio has paid by issuing its common stock to AstralBio.  In addition, AstralBio will be eligible for development and commercialization milestone payments totaling up to $28 million. If iBio sublicenses the licensed product, AstralBio will receive low to mid-single-digit sublicense fees on the proceeds of the sublicense fees. iBio is solely responsible for the research and development, manufacturing and commercialization activities of the licensed product.

In parallel, iBio initiated a bispecific antibody program targeting myostatin/activin A to treat obesity and cardiometabolic disorders, leveraging its proprietary Drug Discovery Platform as well as the technology of IBIO-600. The myostatin licensing agreement and planned myostatin/activin A bispecific antibody program follows a drug discovery and development collaboration between iBio and AstralBio initiated less than a year ago. iBio plans to enter into clinical investigation in obesity and cardiometabolic disorders in 2026.

“The rapid advancement of a highly differentiated and developable anti-myostatin antibody in just seven months from inception to dosing in a non-human-primate study is a testament to the power and speed of our Drug Discovery Platform and our collaboration with AstralBio to deliver results quickly,” said Martin Brenner, Ph.D., DVM, iBio’s CEO and Chief Scientific Officer. “Our goal is to develop therapeutics that offer patients quality weight loss by reducing obesity, preserving muscle mass, and promoting muscle growth while avoiding weight regain. Adding a novel myostatin/activin A bispecific antibody expands our pipeline of obesity drug candidates and has potential as a treatment for several additional cardiometabolic disorders.”

In preclinical studies, IBIO-600 exhibits potent inhibition of myostatin in human muscle cell precursors, effectively blocking its inhibitory effects on muscle growth. Additionally, IBIO-600 has been engineered to bind to the FcRn receptor with more than 10-fold higher affinity than normal IgG, supporting the potential for reduced dosing frequency. The molecule has been advanced into non-cGMP in vivo studies in rodents and non-human primates (NHP) with the first data read-outs expected in early 2025. iBio plans to use the machine-learning and epitope-steering capabilities of the Stable HU antibody optimizer with advanced mammalian display, both components of its proprietary Drug Discovery Platform, to rapidly design and produce additional multispecific antibodies targeting, TGF-beta (TGFb) superfamily, including Myostatin and Activin A, in in vitro studies.

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ABOUT iBio

iBio (NYSE: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic diseases, obesity, cancer and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. Our mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine.  For more information, visit www.ibioinc.com or follow us on LinkedIn.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statement regarding the potential of the new myostatin + activin A bispecific to promote weight loss while preventing muscle loss and weight regain as well as less frequent dosing than current obesity treatments; IBIO-600 having an extended half-life; the planned entry into clinical investigation in obesity and cardiometabolic disorders in 2026; developing therapeutics that offer patients quality weight loss by reducing obesity while preserving muscle mass, promoting muscle growth and avoiding weight regain; the myostatin + activin A bispecific antibody having the potential to treat several additional cardiometabolic disorders; data read-outs in early 2025 from the non-cGMP in vivo rodent and non-human primates (NHP) studies; and the use of the machine-learning and epitope-steering capabilities of the Stable HU antibody optimizer with advanced mammalian display to rapidly design and produce additional multispecific antibodies targeting, TGF-beta (TGFb) superfamily, including Myostatin, Activin A in in vitro studies. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to develop a best-in-class lead molecule with an extended half-life and subcutaneous dosing that  promotes weight loss while preventing muscle loss and weight regain as well as less frequent dosing than current obesity treatments with an extended shelf life; the ability to derive favorable results from the non-cGMP in vivo studies in rodents and non-human primates (NHP); the ability to enter into clinical investigation in obesity and cardiometabolic disorders in 2026; the myostatin + activin A bispecific antibody having the potential to treat several additional cardiometabolic disorders; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2024. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contacts:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Media Contacts:

Ignacio Guerrero-Ros, Ph.D., or David Schull

Russo Partners, LLC

Ignacio.guerrero-ros@russopartnersllc.com

David.schull@russopartnersllc.com

(858) 717-2310 or (646) 942-5604